                                                                 EXHIBIT 23(iii)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Pfizer Inc.'s Registration Statement on
Form S-8 of our report dated November 1, 2002 (November 15, 2002 as to Note 24) on the
consolidated financial statements of Monsanto Company and subsidiaries as of August 13,
2002 and for the period from January 1, 2002 to August 13, 2002; and of our report dated
February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 101,
Revenue Recognition in Financial Statements, in 2000), on the consolidated financial statements of Monsanto Company and subsidiaries for the year ended December 31, 2001, which are incorporated by reference into the Pfizer Inc. Annual Report on Form 10-K for the year ended December 31, 2003.

Deloitte & Touche LLP
St. Louis, Missouri
April 26, 2004